Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) dated as of August 1, 2016, is between CROE, Inc., a Utah corporation (“CROE” or the “Company”), and Jake Arave, an individual residing in the State of Utah (“Consultant”), collectively referred to herein as the “Parties” or individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Consultant has expertise in business management and advisory services; and

WHEREAS, CROE wishes to retain the consulting services (hereafter, the “Services”) of Consultant in respect of Consultant’s areas of expertise;

WHEREAS, Consultant wishes to provide CROE with such Services;

NOW, THEREFORE, CROE and Consultant agree as follows:

1.               Engagement. The Company hereby engages and retains Consultant as an advisor and consultant for a period from August 1, 2016 until the latter of October 31, 2016, or the declaration of effectiveness of the Company’s registration statement on Form S-1 by the Securities and Exchange Commission, and thereafter on a month-to-month basis.

2.               Nature of Services. Consultant agrees that during the Consulting Term, he will personally provide the Services hereunder unless otherwise agreed with the Company.

3.               Compensation. During the Consulting Term, as consideration for the Services rendered by Consulting under this Agreement, CROE agrees to pay Consultant a consulting fee of Five Thousand (5,000) shares of the Conmpany’s common stock (the “Consulting Fee”).

4.               Business Expenses. The Company shall promptly reimburse Consultant for all pre-approved and reasonable out-of-pocket business expenses incurred in fulfilling Consultant’s duties hereunder, in accordance with the general policy of the Company in effect from time to time, provided that Consultant furnishes to the Company adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

5.               Termination. Either the Company or Consultant may terminate this Agreement at any time, upon thirty (30) days written notice; provided however, that should this Agreement be terminated by the Company without cause prior to the end of the Consulting Term, Consultant shall be entitled to the Consulting Fee, payable in the same manner as if this Agreement had not been so terminated. In the event this Agreement is terminated, all obligations of the Company and all obligations of Consultant shall cease.

6.               Independent Contractor Status.

(a)                Non-Exclusive. As an independent contractor, Consultant shall have the right to perform services for others during the term of this Agreement or any extension thereof, provided such services are not in conflict with the services to be performed under this Agreement. Consultant shall be responsible for providing its own separate equipment, supplies, and office facilities to perform the services hereunder.

(b)               Control. Consultant has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed.

(c)                Discretion. Consultant has the right to perform the services required by this Agreement at any place, location, or time.

(d)               Equipment and Materials. Consultant will furnish all equipment and materials used to provide the services required by this Agreement.

(e)                Training. Neither Consultant nor Consultant’s employees or contract personnel shall receive any training from the Company in the skills necessary to perform the services required by this Agreement.

(f)                No Withholdings. With respect to any payments made to Consultant hereunder, the Company will not (a) withhold FICA (Social Security and Medicare Taxes), (b) make FICA payments, (c) make State or Federal Unemployment Compensation Contributions on behalf of Consultant or any of its employees or personnel, or (d) withhold State or Federal Income Tax, or other taxes or withholdings as may be required for employees in the State of Utah, from any payments made to Consultant or any of its employees or personnel under this Agreement. Consultant will be responsible for paying all taxes incurred while performing its duties under this Agreement.

7.               Miscellaneous.

(a)                No Conflicts. Consultant hereby represents that, to the best of Consultant’s knowledge, Consultant’s performance of all the terms of this Agreement and work as a Consultant of the Company does not breach any oral or written agreement which Consultant has made prior to his engagement with the Company pursuant to this Agreement.

(b)               Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto, and supersedes any and all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings of the Parties with respect to the matters specified herein

(c)                Severability. Whenever possible, each provision of the Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is prohibited by or held invalid under applicable law, that provision shall be ineffective to the extent of its prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement.

(d)               Waiver and Amendment. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of that term or condition for the future, or of any subsequent breach thereof, or of any other term and condition of this Agreement. This Agreement may be amended only by an instrument in writing executed by the Parties hereto.

(e)                Notices. Any notice, request, demand or other communication permitted to be given hereunder shall be in writing to the following address:

If to CROE:	If to Consultant:
Attn: Chief Executive Officer	Attn: Mr. Jake Arave
11650 South State Street, Suite 240
Draper, Utah 84020
T +1 801 816 2522	T +1
email: dthomas@croefit.com	email:

Notice shall be deemed to be duly given under this subsection when personally delivered to an officer of the Company or to Consultant, as the case may be, via email or facsimile, or three days after being deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid. Either Party may change by notice the address to which notices are to be sent.

(f)                Assignment. This Agreement may not be assigned by either Party without written consent by the other party hereto.

(g)                Binding Effect. This Agreement shall be binding upon and inure to the benefit of Consultant and the Company and the the Parties’ successors and assigns.

(h)               Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of Utah.

(i)                 Venue and Jurisdiction. In the event of a dispute regarding this Agreement, the Parties agree that venue and jurisdiction shall be properly and exclusively held with the Federal and State courts located in Salt Lake County, State of Utah.

(j)                 Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which taken together shall constitute the same instrument.

(k)               Attorneys’ Fees. In any legal action between the parties involving a dispute over this Agreement, the prevailing Party in such action shall be entitled to reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date and year first above written.

the “Company”

CROE, INC.

By: /s/ Deborah Thomas

Deborah Thomas, Chief Executive Officer

“Consultant”

/s/ Jake Arave

Jake Arave, individually